Exhibit 11;  Statement re: computation of per share earnings

Earnings per common and common equivalent share is calculated as follows:

                                                 	November 30
                                             	  1996	     1995

Earnings per common and common equivalent shares:

Net income	                                  $  776,577	  $ 1,145,792

Weighted average number of shares outstanding	 3,805,528	   2,952,568

Net effect of dilutive common stock options and
common stock warrants based on the treasury
stock method using the period average market
price of the Company's common stock	              11,602	      24,704

Weighted average number of shares and equivalent
shares	                                        3,817,130	    2,977,272

Earnings per common and common equivalent shares	 $ . 20  	  $   . 38


Earnings per common share, assuming full dilution:

Net income	                                   $   776,577	 $ 1,145,792

Weighted average number of shares outstanding	  3,805,528	   2,952,568

Net effect of dilutive stock options based on the treasury
stock method using the end of period market price of
common, if higher than average	                    11,602	       24,704

Common stock and common stock equivalents	      3,817,130	    2,977,272

Earnings per common and common equivalent share	 $   . 20  	$      . 38